Exhibit 99.1

Absci Announces Collaboration with AstraZeneca to Advance AI-Driven Oncology Candidate
Collaboration Combines Absci’s AI Antibody Drug Creation Platform with AstraZeneca’s Expertise in Oncology Research and Development

Vancouver, WA, December 4, 2023 – Absci Corporation (Nasdaq: ABSI), a leader in generative AI antibody discovery, today announced a collaboration with AstraZeneca, a global biopharmaceutical company, to deliver an AI-designed antibody against an oncology target. This collaboration combines Absci's Integrated Drug Creation™ platform with AstraZeneca's expertise in oncology with the goal of accelerating the discovery of a potential new cancer treatment candidate.

Absci will contribute its pioneering generative AI technology to deliver a therapeutic candidate antibody for a specified oncology target. The agreement includes an upfront commitment, R&D funding and milestone payments, in addition to royalties on product sales.

“AstraZeneca is a leader in developing novel treatments in oncology, and we are excited to collaborate with them to design a therapeutic candidate antibody with the potential to improve the lives of cancer patients,” said Sean McClain, Absci Founder & CEO. “This agreement advances Absci’s goal of creating a new generation of life-changing and transformative therapeutics using its AI platform.”

Absci’s Integrated Drug Creation™ platform harnesses generative AI and a suite of scalable wet-lab technologies. The platform generates proprietary data by measuring millions of protein-protein interactions. These data are used to train Absci’s proprietary AI models and, in later iterations, to validate antibodies designed using the de novo AI models. The platform accelerates drug discovery by completing the cycle of data collection, AI-driven design, and wet-lab validation within an estimated six weeks. It aims to enhance the likelihood of successful development outcomes for biologic drug candidates by optimizing multiple drug attributes concurrently and expanding the universe of drug targets to include those previously deemed “undruggable” such as GPCRs and ion channels.

Puja Sapra, Ph.D., Senior Vice President of Biologics Engineering & Oncology Targeted Delivery, AstraZeneca said, "This collaboration is an exciting opportunity to utilize Absci's de novo AI antibody creation platform to design a potential new antibody therapy in oncology."

Today’s agreement comes on the heels of Absci’s publication on the design and validation of de novo antibodies using Absci’s state-of-the-art 'zero-shot' generative AI model and follows additional collaborations with leading biopharmaceutical, healthcare and technology organizations.

Exhibit 99.1
About Absci

Absci is a generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, Absci can screen billions of cells per week, allowing it to go from AI-designed antibodies to wet lab-validated candidates in as little as six weeks. Absci’s vision is to deliver breakthrough therapeutics at the click of a button, for everyone. Absci's headquarters is in Vancouver, WA, its AI Research Lab is in New York City, and its Innovation Center is in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), X (Twitter) (@Abscibio), and YouTube.

Availability of Other Information about Absci

Investors and others should note that we routinely communicate with investors and the public using our website (www.absci.com) and our investor relations website (investors.absci.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites, as well as on X (Twitter), LinkedIn and YouTube. The information that we post on these websites and social media outlets could be deemed to be material information. As a result, investors, the media, and others interested in Absci are encouraged to review this information on a regular basis. The contents of our website and social media postings, or any other website that may be accessed from our website or social media postings, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Absci Forward-Looking Statements

Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “may,” “pursues,” “anticipates,” “plans,” “believes,” “aims,” “potential,” “forecast,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding the potential benefits of our technology development efforts and the application of those efforts, including acceleration of drug development timelines, reducing the time and costs related to drug development, advancements toward drug discovery and development activities, the potential benefits of our collaboration with AstraZeneca, potential milestone and royalty payments due under our agreement with AstraZeneca, and the effective incorporation of our technology in drug design, research and technology development collaboration efforts, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to our ability to effectively collaborate on research, drug discovery and development activities with our partners or potential partners and challenges inherent in the discovery and development of therapeutic assets; along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as

Exhibit 99.1
well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Absci Investor Contact
Alex Khan, VP, Finance & Investor Relations
investors@absci.com

Absci Media Contact
press@absci.com